 Exhibit 99.1

August 16, 2016

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2016, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Second Quarter Report on Form 10-Q

We filed our report on Form 10-Q for the quarter ending June 30, 2016 with the Securities and Exchange Commission (“SEC”) on August 11, 2016. You can access the full report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

Share Value

We have recently received questions about the REIT’s share value, so we are reiterating our comments that were in the letter for the quarter ending March 30, 2016. We reported that the estimated per share value as of December 31, 2015, as stated in the Form 10-K, is $2.34. That represents a 15% increase from the previous year’s estimated value of $2.04, however there is no guarantee that you can receive this value for your shares if you sold them in the open market or otherwise. Please see that first quarter shareholder letter dated May 18, 2016, and Form 10-K for further information.

As we mentioned in our May 18, 2016 shareholder letter to you, if your Summit investment is held in an IRA account or other custodial or brokerage account, you may have noticed that the custodian or broker-dealer is no longer reporting the share value on the statements that it sends to you, or is reporting the value as zero or N/A. This is due to recent amendments to FINRA rules addressing how broker-dealers disclose per share estimated values on their client statements. While Summit is not governed or regulated by FINRA, if your shares are not held directly with Summit, the new rule may impact the statements you receive from the custodian and/or broker-dealer where your shares are custodied.

The amended FINRA rule provides two methodologies for calculating per share estimated values. The first methodology does not apply to Summit. The second methodology requires an independent third-party valuation expert to perform or provide material assistance in the valuation of the security. This generally means that costly appraisals would be required for all of the properties in Summit’s portfolio or that Summit holds an interest in. We believe that a third-party valuation process would be time consuming, very expensive and a fiscally irresponsible use of the Company’s funds. Summit believes that the methodology used to calculate the estimated share value as reported on Form 10-K and in the statements that we prepare for you employed reasonable assumptions and conformed to standard industry practice.

Frequently Asked Questions

We would like to take this opportunity to answer some of the questions that are frequently asked by our shareholders. We plan to include additional FAQs in future letters to help you better understand the activities and management of the REIT:

Why is the REIT acquiring more properties?

In 2011, the Board of Directors implemented a strategy of increasing the size of the REIT’s portfolio of healthcare facilities through joint venture transactions with the ultimate goal of increasing the REIT’s share value, resuming shareholder distributions, and providing liquidity to the shareholders. The acquisition of additional facilities is intended to grow revenues, thereby increasing the REIT’s overall income, with the goal to increase share value. Growing the size of the portfolio can also reduce investment risk by creating greater diversity within the portfolio. For example, at the end of 2014, the estimated per-share value was $2.04; at the end of 2015, the estimated per-share value increased to $2.34. During that same time period, net cash provided by operating activities increased from a negative $922,000 to $1,765,000. Since becoming self-managed, the REIT has also increased revenue through asset management fees associated with the properties acquired through our joint venture structure.

When will my shares become liquid? When will the REIT begin paying distributions again?

The reinstatement of shareholder distributions and the Share Repurchase Plan are important goals of the executive management team and the Board. Given that the REIT’s growth strategy is only partially complete, there is no short term intent to recommence distributions or create liquidity through share redemption. The Board will continue to review the REIT’s income and goals on a regular basis to determine an appropriate time to reinstate shareholder distributions and/or the Share Repurchase Plan. The Board and management also continually assess the current strategy to determine the steps necessary to engage in transactions that we believe will be the most accretive to shareholders, including raising equity through additional joint venture partners and/or private or public stock offerings, depending on a variety of factors.

Who is Union Life and what is their relationship with Summit?

Many of you have asked us about the joint venture partnership with an affiliate of Union Life Insurance Co., Ltd., a Chinese corporation (“Union Life”). Union Life provides insurance products and services to over 3 million people in China. The basic joint venture structure is as follows:

•	Summit entered into a joint venture with Best Years, LLC (“Best Years”).
•	Best Years is a U.S.-based, wholly-owned subsidiary of Union Life.
•	The joint venture currently owns 15 properties, with 10% of the interests owned by Summit and 90% of the interests owned by Best Years.
•	Summit manages the joint venture and receives asset management fees in addition to distributions from cash flow of the joint venture based on ownership plus a waterfall distribution.
•	Neither Best Years nor Union Life owns any shares of the REIT.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact us at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2015, and quarterly reports for the periods ended March 31, 2016 and June 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.